Exhibit 99.1

Citizens Financial Group, Inc. Reports Third Quarter Net Income of $297 Million; Diluted EPS of $0.56

Results include a $19 million after-tax benefit, or $0.04 per diluted share, from notable items

Adjusted net income up 26% and Adjusted diluted EPS up 30% from third quarter 2015*

ROTCE of 8.6% and Adjusted ROTCE of 8.0% in third quarter 2016*

Positive operating leverage year over year of 5.5% and 4.5% on an Adjusted basis*

PROVIDENCE, RI (October 21, 2016) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported third quarter net income of $297 million, or $0.56 per diluted common share, up 35% and 40%, respectively, from $220 million and $0.40 per diluted common share in third quarter 2015. Compared with second quarter 2016, net income increased 22% from $243 million and earnings per diluted common share increased 22% from $0.46. Third quarter 2016 results include a $19 million after-tax benefit from notable items, reflecting a gain on the sale of a Troubled Debt Restructuring portfolio (“TDR Transaction”) partially offset by other items largely associated with our efficiency and balance sheet optimization initiatives.

3Q16 notable items(1)	After tax	EPS impact

Gain on mortgage/home equity TDR Transaction	$45	$0.09
Home equity operational items	(5)	(0.01)

TDR gain after impact of home equity operational items	$40	$0.08

Asset Finance repositioning	(10)	(0.02)
Top III efficiency initiatives	(11)	(0.02)

Total 3Q16 notable items	$19	$0.04

1)	See pg. 7 for additional detail.

Excluding notable items, third quarter 2016 Adjusted net income totaled $278 million, or $0.52 per diluted common share. Adjusted EPS was up 13% from second quarter 2016 and 30% from third quarter 2015. Third quarter 2016 Return on Average Common Equity (“ROTCE”) of 8.6% and Adjusted ROTCE of 8.0% improved from 7.3% in second quarter 2016 and 6.6% in third quarter 2015.*

“We are pleased to report another very strong quarter of improved financial performance with good revenue growth, robust positive operating leverage and further progress across all of our key strategic initiatives,” said Chairman and CEO Bruce Van Saun. “Our team continues their great work towards running the bank better and delivering for all of our stakeholders, including customers, colleagues, communities and shareholders.”

Van Saun continued, “I’m also pleased to announce that as part of our 2016 capital plan we launched our first open-market share-repurchase program since becoming a fully independent company. During the quarter we repurchased 11 million shares of common stock, returning $313 million to shareholders including common dividends. We remain focused on continuing to enhance shareholder returns.”

*	Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. “Adjusted” results exclude restructuring charges, special items and notable items, as applicable. Where there is a reference to an “Adjusted” result in a paragraph, all measures that follow that “Adjusted” result are also “Adjusted” when applicable.

Citizens Financial Group, Inc.

CFG’s Board of Directors declared a quarterly common stock dividend of $0.12 per common share payable on November 16, 2016 to shareholders of record at the close of business on November 2, 2016. Third quarter 2016 net income available to common stockholders was reduced by $7 million, or $0.01 per share, related to preferred stock dividends, which are paid semi-annually and were not declared in second quarter 2016.

Third Quarter 2016 vs. Second Quarter 2016

Key Highlights

•	Third quarter highlights include net income to common stockholders growth of 19%, driven by 8% revenue growth with 2% net interest income growth, 23% noninterest income growth, and 5% noninterest expense growth. These GAAP results reflect the impact of the TDR Transaction gain and other third quarter notable items. Results reflect positive operating leverage of 3%, a 2% improvement in the efficiency ratio and ROTCE of 8.6%.*

•	Adjusted results reflect 12% growth in net income available to common stockholders with 3% revenue growth highlighted by continued loan and deposit growth, a stable net interest margin, 4% noninterest income growth and a modest increase in noninterest expense. Adjusted results also reflect positive operating leverage of 2% and the repurchase of $250 million of common shares, which led to a 72 basis point improvement in Adjusted ROTCE to 8.0%.*

•	Tangible book value per common share increased to $26.20 and common shares outstanding decreased by 11 million, or 2%.

Results

•	Total revenue of $1.4 billion was up $102 million, or 8%, driven by the impact of the TDR Transaction. Adjusted total revenue of $1.3 billion was up $35 million, or 3%, on 2% net interest income growth and 4% noninterest income growth.*

•	Net interest income of $945 million was up $22 million, driven by 1% average loan growth and the benefit of an additional day during the quarter.

•	Net interest margin of 2.84% remained stable, as the benefit of improved loan yields was offset by lower investment portfolio yields and an increase in deposit costs.

•	Noninterest income of $435 million increased $80 million, or 23%, reflecting the impact of notable items in other noninterest income. Adjusted noninterest income* of $368 million increased $13 million, or 4%, reflecting particular strength in mortgage banking fees, service charges and fees, other income and foreign exchange and letter of credit fees, partially offset by lower securities gains. Capital markets fees were relatively flat compared to record second quarter levels.

•

Noninterest expense of $867 million increased $40 million, or 5%, driven by the impact of notable items, largely in salaries and employee benefits, outside services and other expense. Adjusted noninterest expense* of $831 million increased

Citizens Financial Group, Inc.

$4 million, reflecting a reduction in salaries and employee benefits from higher second quarter 2016 levels, which was more than offset by an increase in outside services largely related to professional services and marketing expense, higher FDIC insurance expense and small increases across other expense categories.

•	Efficiency ratio of 63%; Adjusted efficiency ratio* of 63% improved 140 basis points.

•	Provision for credit losses of $86 million decreased $4 million, as the impact of a $17 million increase in commercial net charge-offs, driven largely by previously reserved for losses in the energy portfolio, was more than offset by continued improvement in underlying credit quality.

Balance Sheet

•	Average interest-earning assets increased $2.2 billion, or 2%, driven by continued loan growth. Period-end loans increased 2%.

•	Average deposits increased $2.7 billion, or 3%, driven by growth in money market and checking with interest deposits with particular strength in the Commercial business. Period-end deposits increased 2%.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 1.05% increased slightly from 1.01%, largely reflecting energy- and commodity-related increases in commercial NPLs. The balance of the portfolio broadly reflects stable to improving trends. Allowance coverage of NPLs was 112% compared with 119%.

•	Net charge-offs of 32 basis points increased seven basis points from relatively low second quarter levels, driven by higher charge-offs in the commercial energy portfolio.

•	Capital strength remained robust with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.3%.

•	Repurchased 11.1 million shares of common stock, returning $250 million to shareholders.

Third Quarter 2016 vs. Third Quarter 2015

Key Highlights

•	Third quarter highlights include net income to common stockholders growth of 36%, given strong revenue growth led by a 23% increase in noninterest income and a 9% increase in noninterest expense driven by notable items. Results reflect positive operating leverage of 5.5%, a 3% improvement in the efficiency ratio and ROTCE of 8.6% compared to 6.6% in third quarter 2015.*

•	Adjusted results reflect net income to common stockholders growth of 27%, highlighted by revenue growth of 9%, with strength in both net interest income and fee income and continued noninterest expense discipline. Adjusted results reflect positive operating leverage of 4.5% and almost 3% improvement in the efficiency ratio. Adjusted ROTCE of 8.0% compares with 6.6% in third quarter 2015.*

Citizens Financial Group, Inc.

Results

•	Total revenue of $1.4 billion increased $171 million, or 14%, reflecting net interest income growth and the impact of notable items. Adjusted total revenue* increased 9%, driven by strong loan growth and net interest margin improvement as well as growth in mortgage banking, capital markets and service charges and fees.

•	Net interest income increased $89 million, or 10%, reflecting the benefit of loan growth and an eight basis point improvement in the net interest margin.

•	Net interest margin of 2.84% reflects the benefits of improved loan yields given continued pricing and portfolio optimization initiatives, as well as higher short-term rates. These benefits were partially offset by a reduction in investment portfolio yields, which includes a reduction in Federal Reserve Bank stock dividends, as well as increased borrowing costs.

•	Noninterest income of $435 million increased $82 million driven by the $72 million TDR Transaction gain. Adjusted noninterest income* of $368 million increased $15 million from third quarter 2015 levels. Strength in mortgage banking fees, capital markets fees and service charges and fees was partially offset by the card reward accounting change impact, lower trust and investment services fees and other income.

•	Noninterest expense of $867 million increased $69 million, driven by the effect of third quarter notable items largely in salaries and employee benefits, outside services and other expense. Adjusted noninterest expense* of $831 million increased $33 million, driven by a $17 million increase in salaries and employee benefits, largely reflecting merit increases and higher incentive payments.

•	Provision for credit losses of $86 million increased $10 million, largely reflecting an $8 million increase in net charge-offs.

•	ROTCE of 8.6%; Adjusted ROTCE of 8.0% improved 142 basis points.*

Balance Sheet

•	Average interest-earning assets increased $8.7 billion, or 7%, driven by strong loan growth.

•	Average deposits increased $5.7 billion, or 6%, on strength in checking with interest, money market and DDA products.

•	NPLs to total loans and leases ratio of 1.05% remained stable, as underlying improvement in retail nonperforming loans as well as the impact of the TDR Transaction more than offset an increase in commercial nonperforming loans, largely commodities-related borrowers. Allowance coverage of NPLs of 112% compares with 116%.

•	Net charge-offs of 32 basis points of loans remained relatively stable with third quarter 2015 levels as an increase in commercial was largely offset by continued improvement in retail.

Citizens Financial Group, Inc.

Update on Plan Execution

•	Continued progress on initiatives to drive growth and enhance efficiency.

•	Consumer Banking – Performance paced by solid deposit and loan growth, improvement in conforming mortgage volume and strong salesforce expansion, with a record 47 net mortgage loan officer hires during the quarter as well as 11 financial consultants, resulting in nearly 500 mortgage originators and 350 financial consultants at quarter end. Our needs-based approach for serving retail customers, Citizens Checkup, has resulted in approximately 275,000 scheduled appointments year to date with high levels of customer satisfaction.

•	Commercial Banking — Delivered strong results in Capital Markets, foreign exchange and interest rate products. Generated 11% average loan growth from the year-ago quarter, reflecting continued progress in Mid-corporate and Industry Verticals, Commercial Real Estate and Franchise Finance. Treasury Solutions fee income up 10% from third quarter 2015.

•	Continue to deliver on efficiency and balance sheet optimization strategies.

•	Tapping Our Potential (“TOP”) initiatives remain on track; TOP II is delivering $95 million to $100 million of pre-tax benefits in 2016, while TOP III continues to project pre-tax revenue and expense benefits of $73 million to $90 million and $10 million to $15 million of tax benefits by the end of 2017.

•	Initiatives to shift loan portfolio mix to higher-return categories continue to progress well; extracting capital from TDR and aircraft lease portfolios; managing deposit pricing to minimize cost while achieving growth objectives.

Citizens Financial Group, Inc.

Earnings highlights				3Q16 change from
($s in millions, except per share data)	3Q16	2Q16	3Q15	2Q16			3Q15
				$		%	$		%
Earnings
Net interest income	$945	$923	$856	$22		2%	$89		10%
Noninterest income	435	355	353	80		23	82		23
Total revenue	1,380	1,278	1,209	102		8	171		14
Noninterest expense	867	827	798	40		5	69		9
Pre-provision profit	513	451	411	62		14	102		25
Provision for credit losses	86	90	76	(4)		(4)	10		13

Net income	297	243	220	54		22	77		35
Preferred dividends	7	—	7	7		100	—		—
Net income available to common stockholders	290	243	213	47		19	77		36
After-tax restructuring charges, special items and notable Items	19	—	—	19		100	19		100

Adjusted net income available to common stockholders*	$271	$243	$213	$28		12%	$58		27%

Average common shares outstanding
Basic (in millions)	519.5	529.0	531.0	(9.5)		(2)%	(11.5)		(2)%
Diluted (in millions)	521.1	530.4	533.4	(9.2)		(2)%	(12.3)		(2)%
Diluted earnings per share	$0.56	$0.46	$0.40	$0.10		22%	$0.16		40%
Adjusted diluted earnings per share*	$0.52	$0.46	$0.40	$0.06		13%	$0.12		30%

Key performance metrics*
Net interest margin	2.84%	2.84%	2.76%	—	bps		8	bps
Effective income tax rate	30.5	32.6	34.1	(215	) bps		(366	) bps
Efficiency ratio	63	65	66	(183	) bps		(314	) bps
Adjusted efficiency ratio*	63	65	66	(140	) bps		(271	) bps
Return on average common equity	5.8	4.9	4.4	88	bps		142	bps
Return on average tangible common equity	8.6	7.3	6.6	128	bps		198	bps
Adjusted return on average tangible common equity*	8.0	7.3	6.6	72	bps		142	bps
Return on average total assets	0.8	0.7	0.7	13	bps		17	bps
Return on average total tangible assets	0.9%	0.7%	0.7%	14	bps		18	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	11.3%	11.5%	11.8%
Total capital ratio	14.2	14.9	15.4
Tier 1 leverage ratio	10.1%	10.3%	10.4%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	1.05%	1.01%	1.06%	4	bps		(1	) bps
Allowance for loan and lease losses as a % of loans and leases	1.18	1.20	1.23	(2	) bps		(5	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	112	119	116	(724	) bps		(409	) bps
Net charge-offs as a % of average loans and leases	0.32%	0.25%	0.31%	7	bps		1	bps

1)	Current reporting-period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Third quarter 2016 results benefited from $31 million pre-tax, or $19 million after-tax, of notable items detailed in the table below.

3Q16 notable items	Pre tax	After tax	EPS impact

Gain on mortgage/home equity TDR Transaction	$72	$45	$0.09
Home equity operational items	(8)	(5)	(0.01)

TDR gain after impact of home equity operational items	$64	$40	$0.08

Asset Finance repositioning(1)	(16)	(10)	(0.02)
TOP III efficiency initiatives(2)	(17)	(11)	(0.02)

Total 3Q16 notable items	$31	$19	$0.04

1)	Pre-tax reflects $(5) million noninterest income impact and $11 million of other expense related to lease-residual impairment tied to legacy RBS aircraft leasing borrowers moved to runoff in non-core.
2)	Pre-tax expense reflects $11 million in salaries and benefits and $6 million in outside services associated with TOP III efficiency initiatives.

During third quarter 2016, we completed the previously announced TDR Transaction sale of $310 million of consumer real estate-secured loans classified as troubled debt restructurings that resulted in a pre-tax gain of approximately $72 million, which was partially offset by $8 million of home equity systems and operational items identified as part of a broader review in conjunction with the transaction. Additionally, the company utilized approximately $33 million of the gain to fund costs associated with efficiency and balance sheet optimization initiatives.

Third quarter 2016 net income of $297 million was up $54 million, or 22%, from second quarter 2016 as the benefit of 8% revenue growth and a decrease in provision for credit losses exceeded noninterest expense growth of 5%.Third quarter 2016 diluted EPS of $0.56 grew 22% from second quarter 2016, reflecting net income growth and the benefit of a 9.2 million reduction in average fully diluted shares outstanding, partially offset by the impact of a $7 million, or $0.01 per diluted common share, preferred dividend in third quarter 2016.

Compared with third quarter 2015 levels, net income improved $77 million as revenue growth of $171 million was partially offset by a $69 million increase in noninterest expense and a $10 million increase in provision for credit losses. Third quarter 2016 diluted EPS growth increased 40% year over year and included the benefit of a 12.3 million reduction in average fully diluted shares outstanding.

Citizens Financial Group, Inc.

Adjusted results*	3Q16	Notable		3Q16	Adjusted 3Q16* change from
($s in millions, except per share data)	Reported	Items		Adjusted*	Reported		Reported
					2Q16		3Q15
Net interest income	$945	$—		$945	2%		10%

Noninterest income	435	(67)		368	4		4
Total revenue	1,380	(67)		1,313	3		9

Noninterest expense	867	(36)		831	—		4
Net income available to common stockholders	$290	$(19)		$271	12%		27%

Key performance metrics*
ROTCE	8.6%	(56	) bps	8.0%	72	bps	142	bps
Efficiency ratio	62.9%	43	bps	63.3%	(140	) bps	(271	) bps
Diluted EPS	$0.56	$(0.04)		$0.52	13%		30%

Excluding the impact of notable items, Adjusted third quarter 2016 net income increased $35 million from second quarter 2016 as a $35 million increase in Adjusted total revenue and a $4 million decrease in provision for credit losses were partially offset by a $4 million increase in noninterest expense. Adjusted third quarter 2016 diluted earnings per share of $0.52 were up 13% from second quarter 2016, reflecting a 12% increase in net income available to common stockholders and a 2% reduction in fully diluted shares outstanding.*

Compared with third quarter 2015, Adjusted net income increased $58 million, or 26%. Adjusted results reflect a $104 million increase in total revenue driven by net interest income, partially offset by a $33 million increase in noninterest expense. Adjusted third quarter 2016 diluted earnings per share of $0.52 were up 30% from third quarter 2015, reflecting a 27% increase in net income available to common stockholders and a 2% reduction in fully diluted shares outstanding.*

Net interest income				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16			3Q15
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$931	$903	$818	$28		3%	$113		14%
Investment securities	146	141	154	5		4	(8)		(5)
Interest-bearing deposits in banks	2	2	2	—		—	—		—

Total interest income	$1,079	$1,046	$974	$33		3%	$105		11%

Interest expense:
Deposits	$71	$63	$65	$8		13%	$6		9%
Federal funds purchased and securities sold under agreements to repurchase	1	—	4	1		100	(3)		(75)
Other short-term borrowed funds	10	12	17	(2)		(17)	(7)		(41)
Long-term borrowed funds	52	48	32	4		8	20		63

Total interest expense	$134	$123	$118	$11		9%	$16		14%

Net interest income	$945	$923	$856	$22		2%	$89		10%

Net interest margin	2.84%	2.84%	2.76%	—	bps		8	bps

Net interest income of $945 million increased $22 million from second quarter 2016, reflecting a 1% increase in average loans, stable net interest margin and one additional day in the quarter. Net interest margin of 2.84% reflects the benefit of improved commercial and consumer loan yields, including the benefit of an increase in LIBOR, offset by an increase in deposit costs and a reduction in investment portfolio yields.

Citizens Financial Group, Inc.

Compared to third quarter 2015, net interest income increased $89 million, or 10%, largely reflecting 7% average loan growth and an eight basis point improvement in net interest margin. Results were driven by improved loan yields given continued pricing and portfolio optimization initiatives and higher short-term interest rates, partially offset by a reduction in investment portfolio yield driven by lower long-term rates and a decrease in Federal Reserve Bank stock dividends, as well as increased borrowing costs related to senior bank-debt issuance.

Noninterest Income				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Service charges and fees	$152	$150	$145	$2	1%	$7	5%
Card fees	52	51	60	1	2	(8)	(13)
Trust and investment services fees	37	38	41	(1)	(3)	(4)	(10)
Mortgage banking fees	33	25	18	8	32	15	83
Capital markets fees	34	35	21	(1)	(3)	13	62
Foreign exchange and letter of credit fees	23	21	22	2	10	1	5
Securities gains, net	—	4	2	(4)	(100)	(2)	(100)
Other income(1)	104	31	44	73	235	60	136

Noninterest income	$435	$355	$353	$80	23%	$82	23%

1)	Other income includes bank-owned life insurance and other income.

Noninterest income of $435 million increased $80 million from second quarter 2016, driven by the $72 million TDR Transaction gain recorded in other income. Adjusted noninterest income* of $368 million increased $13 million, or 4%, from second quarter 2016, largely reflecting higher mortgage banking fees, other income and service charges and fees. Mortgage banking fees increased $8 million, reflecting the benefit of higher application and origination volumes with improved secondary mix, and increased loan sales and spreads, partially offset by a modest decrease in mortgage servicing rights (“MSR”) valuations. Adjusted other income* increased $6 million from second quarter levels, which included an other-than-temporary impairment charge of $6 million on the securities portfolio tied to a new model implementation. Service charges and fees increased $2 million, reflecting improved volume and an additional day in the quarter. Capital markets fees of $34 million were in line with record second quarter levels and reflected continued strong loan syndication fees. Results also reflect modest growth in foreign exchange and letter of credit fees as well as relatively stable card fees and trust and investment services fees. There were no securities gains in third quarter 2016, compared with $4 million in second quarter 2016.

Noninterest income increased $82 million from third quarter 2015 levels, driven by the $72 million TDR Transaction gain recorded in other income. Adjusted noninterest income* of $368 million increased $15 million, or 4%, from third quarter 2015 levels that included a $16 million benefit from a branch sale gain and the card reward accounting change impact. Mortgage banking fees increased $15 million, driven by higher origination volumes and an increase in loan sales and spreads. Capital markets fees increased $13 million, reflecting strong loan syndication volumes and the broadening of our capabilities. Service charges and fees increased $7 million, driven by improved pricing in retail and commercial products as well as higher volume. Card fees decreased $8 million, reflecting the impact of the card reward accounting change. Adjusted other income* decreased $7 million from third quarter 2015 levels that included an $8 million branch real estate sale gain. Trust and investment services fees decreased $4 million, reflecting a change in the mix of product sales.

Citizens Financial Group, Inc.

Noninterest expense				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Salaries and benefits	$432	$432	$404	$—	—%	$28	7%
Occupancy	78	76	75	2	3	3	4
Equipment expense	65	64	62	1	2	3	5
Outside services	102	86	89	16	19	13	15
Amortization of software	46	41	35	5	12	11	31
Other expense	144	128	133	16	13	11	8

Reported noninterest expense	$867	$827	$798	$40	5%	$69	9%

Adjusted salaries and benefits*	$421	$432	$404	$(11)	(3)%	$17	4%
Occupancy	78	76	75	2	3	3	4
Equipment expense	65	64	62	1	2	3	5
Adjusted outside services*	94	86	89	8	9	5	6
Adjusted amortization of software*	43	41	35	2	5	8	23
Adjusted other expense*	130	128	133	2	2	(3)	(2)

Adjusted noninterest expense*	$831	$827	$798	$4	—%	$33	4%

Noninterest expense of $867 million increased $40 million from second quarter 2016 and $69 million from third quarter 2015 driven by the impact of $36 million of notable items, largely in salaries and employee benefits, outside services and other expense. Adjusted noninterest expense* increased $4 million as an $11 million decrease in salaries and employee benefits, from higher second quarter levels, which included higher payroll taxes and benefits related to incentive payments, was more than offset by increases in other categories. These other categories include higher outside services expense, reflecting higher technology outsourcing expense and costs related to consumer loan product growth, increased regulatory and FDIC insurance expense and higher amortization of software and occupancy expense.

Compared with third quarter 2015, Adjusted noninterest expense* of $831 million increased $33 million, driven by a $17 million increase in Adjusted salaries and employee benefits, largely reflecting merit increases and higher incentive expense given strong revenue and income performance. Adjusted results also reflect higher software amortization, outside services expense, and equipment and occupancy expense, partially offset by the card reward accounting change impact.

The effective tax rate improved to 30.5% compared to 32.6% in second quarter 2016 and 34.1% in third quarter 2015, driven by benefits from TOP III initiatives.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16			3Q15
				$		%	$		%
Total assets	$147,015	$145,183	$135,447	$1,832		1%	$11,568		9%
Loans and leases and loans held for sale	105,993	104,401	97,851	1,592		2	8,142		8
Deposits	108,327	106,257	101,866	2,070		2	6,461		6
Average interest-earning assets (quarterly)	131,669	129,492	123,017	2,177		2	8,652		7
Stockholders’ equity	20,181	20,226	19,600	(45)		—	581		3
Stockholders’ common equity	19,934	19,979	19,353	(45)		—	581		3
Tangible common equity	$13,576	$13,608	$12,939	$(32)		—%	$637		5%
Loan-to-deposit ratio (period-end)(2)	97.9%	98.3%	96.1%	(40	) bps		179	bps
Common equity tier 1 capital ratio(3)	11.3	11.5	11.8
Total capital ratio(3)	14.2%	14.9%	15.4%

1)	Represents period end unless otherwise noted.
2)	Includes loans held for sale.
3)	Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

Total assets of $147.0 billion increased $1.8 billion, or 1%, from June 30, 2016, driven by continued loan growth, including a $1.1 billion increase in retail loans and leases and an $832 million increase in commercial loans as well as a $620 million increase in investment portfolio assets. Compared with September 30, 2015, total assets increased $11.6 billion, or 9%, primarily reflecting an $8.0 billion increase in loans and leases with $5.1 billion in commercial and $2.9 billion in retail, as well as a $3.0 billion increase in investment portfolio assets.

Average interest-earning assets of $131.7 billion in third quarter 2016 increased $2.2 billion, or 2%, from the prior quarter, driven by a $1.1 billion increase in investment portfolio assets, a $789 million increase in retail loans and a $570 million increase in commercial loans and leases. Compared to third quarter 2015, average interest-earning assets increased $8.7 billion, or 7%, driven by commercial loan growth of $4.5 billion, retail loan growth of $2.7 billion and a $1.3 billion increase in investment portfolio assets, largely interest-bearing cash.

Interest-earning assets				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$28,424	$27,804	$25,406	$620	2%	$3,018	12%
Commercial loans and leases	50,389	49,557	45,269	832	2	5,120	11
Retail loans	55,078	53,994	52,162	1,084	2	2,916	6
Total loans and leases	105,467	103,551	97,431	1,916	2	8,036	8
Loans held for sale, at fair value	526	478	369	48	10	157	43
Other loans held for sale	—	372	51	(372)	(100)	(51)	(100)
Total loans and leases and loans held for sale	105,993	104,401	97,851	1,592	2	8,142	8

Total period-end interest-earning assets	$134,417	$132,205	$123,257	$2,212	2%	$11,160	9%

Average interest-earning assets
Investments and interest-bearing deposits	$27,090	$26,007	$25,771	$1,083	4%	$1,319	5%
Commercial loans and leases	49,704	49,134	45,174	570	1	4,530	10
Retail loans	54,332	53,543	51,617	789	1	2,715	5
Total loans and leases	104,036	102,677	96,791	1,359	1	7,245	7
Loans held for sale, at fair value	474	368	327	106	29	147	45
Other loans held for sale	69	440	128	(371)	NM	(59)	(46)
Total loans and leases and loans held for sale	104,579	103,485	97,246	1,094	1	7,333	8

Total average interest-earning assets	$131,669	$129,492	$123,017	$2,177	2%	$8,652	7%

Investments and interest-bearing deposits of $28.4 billion as of September 30, 2016 increased $620 million, or 2%, compared with June 30, 2016 and reflected an increase in securities, partially offset by lower cash positions. Compared with

Citizens Financial Group, Inc.

September 30, 2015, investments and interest-bearing deposits increased $3.0 billion, or 12%. At the end of third quarter 2016, the average effective duration of the securities portfolio increased to 2.7 years, compared with 2.4 years at June 30, 2016 and 3.3 years at September 30, 2015, largely reflecting the continued low level of longer-term interest rates, which has increased estimated prepayment speeds.

Period-end loans and leases of $105.5 billion at September 30, 2016 increased $1.9 billion, or 2%, from $103.6 billion at June 30, 2016 and increased $8.0 billion, or 8%, from $97.4 billion at September 30, 2015. The linked-quarter change was driven by a $1.1 billion increase in retail loans and an $832 million increase in commercial loans. Compared with September 30, 2015, the period-end loans and leases increase reflects a $5.1 billion increase in commercial loans and leases and a $2.9 billion increase in retail loans.

Average loans and leases of $104.0 billion increased $1.4 billion from second quarter 2016, driven by a $789 million increase in retail and a $570 million increase in commercial loans. Retail loan growth was primarily driven by mortgage, student and unsecured retail loans, partially offset by lower home equity outstandings, including continued runoff in the non-core portfolio. Commercial loan and lease growth was driven by strength in Commercial Real Estate, Mid-corporate and Industry Verticals and Franchise Finance.

Compared with third quarter 2015, average loans and leases increased $7.2 billion, or 7%, reflecting a $4.5 billion increase in commercial and a $2.7 billion increase in retail loans. Commercial loan growth was driven by strength in Commercial Real Estate, Mid-corporate and Industry Verticals and Franchise Finance, partially offset by lower Asset Finance loan balances. Retail loan growth was driven by strength in student, residential mortgages, unsecured retail loans and auto, partially offset by lower home equity balances.

Citizens Financial Group, Inc.

Deposits				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Period-end deposits
Demand deposits	$27,292	$27,108	$27,373	$184	1%	$(81)	—%
Checking with interest	20,573	19,838	18,350	735	4	2,223	12
Savings	8,797	8,841	8,011	(44)	—	786	10
Money market accounts	38,258	37,503	35,539	755	2	2,719	8
Term deposits	13,407	12,967	12,593	440	3	814	6

Total period-end deposits	$108,327	$106,257	$101,866	$2,070	2%	$6,461	6%

Average deposits
Demand deposits	$27,467	$27,448	$26,754	$19	1%	$713	3%
Checking with interest	19,997	19,003	16,934	994	5	3,063	18
Savings	8,807	8,762	8,044	45	1	763	9
Money market accounts	37,569	36,187	36,528	1,382	—	1,041	3
Term deposits	12,806	12,581	12,730	225	2	76	1

Total average deposits	$106,646	$103,981	$100,990	$2,665	3%	$5,656	6%

Period-end total deposits at September 30, 2016 of $108.3 billion increased $2.1 billion, or 2%, from June 30, 2016 as growth in money markets, checking with interest and term deposits was partially offset by a decrease in savings. Compared with September 30, 2015, period-end total deposits increased $6.5 billion, or 6%, driven largely by growth in money market and checking with interest deposits.

Third quarter 2016 average deposits of $106.6 billion increased $2.7 billion, or 3%, from second quarter 2016, driven by growth in all categories. Compared with third quarter 2015, average deposits increased $5.7 billion, or 6%, driven by growth in all categories.

Borrowed funds				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$900	$717	$1,293	$183	26%	$(393)	(30)%
Other short-term borrowed funds	2,512	2,770	5,861	(258)	(9)	(3,349)	(57)
Long-term borrowed funds	11,902	11,810	4,153	92	1	7,749	187

Total borrowed funds	$15,314	$15,297	$11,307	$17	—%	$4,007	35%

Average borrowed funds	$14,379	$15,038	$12,001	$(659)	(4)%	$2,378	20%

Total borrowed funds of $15.3 billion at September 30, 2016 increased $17 million from June 30, 2016, reflecting an increase of $92 million in long-term funding and a decrease of $75 million in short-term funding. Compared with September 30, 2015, total borrowed funds increased $4.0 billion, primarily reflecting an increase in long-term borrowings. Average borrowed funds of $14.4 billion decreased $659 million from second quarter 2016 as growth in deposits reduced our reliance on short-term borrowings. Average borrowed funds increased $2.4 billion from third quarter 2015, reflecting a $2.8 billion increase in senior debt partially offset by subordinated debt redemptions and a further decline in short-term borrowings. We continue to improve the strength of our funding profile, including reducing our reliance on short-term wholesale borrowings.

Citizens Financial Group, Inc.

Capital				3Q16 change from
($s and shares in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Period-end capital
Stockholders’ equity	$20,181	$20,226	$19,600	$(45)	—%	$581	3%
Stockholders’ common equity	19,934	19,979	19,353	(45)	—	581	3
Tangible common equity	13,576	13,608	12,939	(32)	—	637	5
Tangible book value per common share	$26.20	$25.72	$24.52	$0.48	2	1.68	7
Common shares - at end of period	518.1	529.1	527.6	(10.9)	(2)	(9.5)	(2)
Common shares - average (diluted)	521.1	530.4	533.4	(9.2)	(2)%	(12.3)	(2)%
Common equity tier 1 capital ratio(1,2)	11.3%	11.5%	11.8%
Total capital ratio(1,2)	14.2	14.9	15.4
Tier 1 leverage ratio(1,2)	10.1%	10.3%	10.4%

1)	Current reporting-period regulatory capital ratios are preliminary
2)	Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

On September 30, 2016, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 11.3% and a total capital ratio of 14.2%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite.

As part of the CFG’s 2016 Capital Plan (the “Plan”), during the third quarter the company repurchased 11.1 million shares at an average price of $22.60 per share. Tangible book value per common share of $26.20 increased 2% versus second quarter 2016 and 7% versus third quarter 2015. The Plan includes the repurchase of up to $690 million of Citizens’ outstanding common stock beginning in third quarter 2016 through second quarter 2017. The Plan also provides for proposed quarterly dividends of $0.12 per share through the end of 2016 and the potential to raise the quarterly dividend to $0.14 per share in 2017. Proposed capital actions are subject to consideration and approval by CFG’s Board of Directors.

Credit quality review				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16			3Q15
				$		%	$		%
Nonperforming loans and leases	$1,107	$1,044	$1,034	$63		6%	$73		7%
Net charge-offs	83	65	75	18		28	8		11
Provision for credit losses	86	90	76	(4)		(4)	10		13
Allowance for loan and lease losses	$1,240	$1,246	$1,201	$(6)		—%	$39		3%
Total nonperforming loans and leases as a % of total loans and leases	1.05%	1.01%	1.06%	4	bps		(1	) bps
Net charge-offs as % of total loans and leases	0.32	0.25	0.31	7	bps		1	bps
Allowance for loan and lease losses as a % of total loans and leases	1.18%	1.20%	1.23%	(2	) bps		(5	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	112.03%	119.27%	116.12%	(724	) bps		(409	) bps

Overall credit quality remained strong and broadly stable. Nonperforming loans and net charge-offs both increased during the quarter, largely tied to commercial energy and commodity-related borrowers. Nonperforming loans and leases of $1.1 billion at September 30, 2016 increased $63 million from June 30, 2016 and $73 million from September 30, 2015. The nonperforming loans and leases to total loans and leases ratio of 1.05% at September 30, 2016 compares with 1.01% at June 30, 2016 and 1.06% at September 30, 2015.

Citizens Financial Group, Inc.

Net charge-offs of $83 million increased $18 million from relatively low second quarter 2016 levels, driven by a $17 million increase in commercial that included $14 million tied to the energy portfolio. Retail net charge-offs of $64 million remained broadly stable with relatively low second quarter 2016 levels, largely as a seasonal increase in the auto portfolio and an increase in deposit-account losses were largely offset by improvement in real estate-secured categories. Compared with third quarter 2015, net charge offs increased $8 million as a $14 million increase in commercial, largely related to the energy portfolio, was partially offset by a $6 million decrease in retail given declines in consumer real-estate secured. Third quarter 2016 net charge-offs of 32 basis points of average loans and leases compares with 25 basis points in second quarter 2016 and 31 basis points in third quarter 2015.

Allowance for loan and lease losses of $1.2 billion was relatively stable compared to second quarter 2016 and increased $39 million, or 3%, from third quarter 2015, largely reflecting continued loan growth.

Allowance for loan and lease losses to total loans and leases was 1.18% as of September 30, 2016, relatively stable compared with 1.20% as of June 30, 2016 and 1.23% as of September 30, 2015. Allowance for loan and lease losses to the nonperforming loans and leases ratio decreased to 112% as of September 30, 2016 from 119% as of June 30, 2016 and 116% as of September 30, 2015, given the higher level of nonperforming loans and leases.

Citizens Financial Group, Inc.

Additional Segment Detail:

Consumer Banking Segment				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16			3Q15
				$		%	$		%
Net interest income	$621	$602	$556	$19		3%	$65		12%
Noninterest income	229	219	235	10		5	(6)		(3)

Total revenue	850	821	791	29		4	59		7
Noninterest expense	650	632	623	18		3	27		4

Pre-provision profit	200	189	168	11		6	32		19
Provision for credit losses	57	49	64	8		16	(7)		(11)

Income before income tax expense	143	140	104	3		2	39		38
Income tax expense	51	50	36	1		2	15		42

Net income	$92	$90	$68	$2		2%	$24		35%

Average balances
Total loans and leases (1)	$55,376	$54,353	$51,886	$1,023		2%	$3,490		7%
Total deposits	72,141	71,863	70,527	278		—%	1,614		2%

Key performance metrics*
ROTCE (2)	7.0%	7.1%	5.7%	(5	) bps		137	bps
Efficiency ratio	76%	77%	79%	(52	) bps		(226	) bps
Loan-to-deposit ratio (period-end)(1)	77.2%	76.1%	74.4%	116	bps		286	bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $92 million in third quarter 2016 increased $2 million, or 2%, compared to second quarter 2016, reflecting a $29 million increase in total revenue offset by an $18 million increase in noninterest expense and $8 million increase in provision for credit losses. Net interest income increased $19 million, or 3%, from second quarter 2016, reflecting the benefit of a $916 million increase in average loans led by higher mortgage and student balances and improved loan yields. Noninterest income increased $10 million, or 5%, from second quarter 2016, driven by $8 million in higher mortgage banking fees, which reflects the benefit of higher application and origination volumes with improved secondary mix and increased loan sales and spreads, partially offset by a slight decrease in MSR valuations. Results also include higher service charges and fees, reflecting an additional day in the quarter and improved pricing and volumes. Noninterest expense increased $18 million, or 3%, from second quarter 2016, as a decrease in salaries and benefits was more than offset by $7 million of home equity systems and operational costs included in notable items, as well as higher other operational costs. Provision for credit losses of $57 million increased $8 million from lower second quarter 2016 levels, driven by higher net charge-offs in auto.

Compared with third quarter 2015, net income increased $24 million, or 35%, as revenue growth and lower provision for credit losses were partially offset by an increase in noninterest expense. Net interest income increased $65 million, or 12%, driven by a $3.4 billion increase in average loans, reflecting growth in student, mortgage, consumer unsecured and auto loans as well as improved loan and deposit spreads. Noninterest income decreased $6 million, or 3%, from higher third quarter 2015 levels, which were $16 million higher due to the card reward accounting change and a branch sale gain. Underlying results reflect growth in mortgage banking fees and service charges and fees. Noninterest expense increased $27 million, or 4%, driven by higher salaries and benefits given continued investments to drive growth. Results also reflect an increase in outside services, driven by continued product extension and the impact of systems and operational notable items, as well as increased fraud costs and software amortization expense. Provision for credit losses declined $7 million from third quarter 2015, driven by lower net charge-offs in home equity.

Citizens Financial Group, Inc.

Commercial Banking Segment				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16			3Q15
				$		%	$		%
Net interest income	$327	$314	$299	$13		4%	$28		9%
Noninterest income	123	122	100	1		1	23		23

Total revenue	450	436	399	14		3	51		13
Noninterest expense	181	186	175	(5)		(3)	6		3

Pre-provision profit	269	250	224	19		8	45		20
Provision for credit losses	19	(1)	3	20		NM	16		NM

Income before income tax expense	250	251	221	(1)		—	29		13
Income tax expense	88	87	76	1		1	12		16

Net income	$162	$164	$145	$(2)		(1)%	$17		12%

Average balances
Total loans and leases (1)	$46,611	$46,073	$41,993	$538		1%	$4,618		11%
Total deposits	27,847	25,113	24,604	2,734		11%	3,243		13%

Key performance metrics*
ROTCE (2)	12.5%	13.0%	12.2%	(54	) bps		26	bps
Efficiency ratio	40%	43%	44%	(267	) bps		(354	) bps
Loan-to-deposit ratio (period-end)(1)	161.4%	172.6%	166.0%	(1,120	) bps		(457	) bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $162 million in third quarter 2016 remained relatively stable with second quarter 2016, as a 3% increase in revenue and a 3% decrease in noninterest expense was more than offset by a $20 million increase in provision expense. Net interest income of $327 million increased $13 million compared to second quarter 2016, driven by higher deposit and loan balances. Average loans and leases, excluding loans held for sale, increased $618 million led by Franchise Finance, Commercial Real Estate and Mid-corporate and Industry Verticals. Noninterest income remained relatively stable, as modest growth in service charges and fees, interest rate products and foreign exchange fees was offset by a slight decrease in capital markets fees from record second quarter levels, and lower leasing income. Noninterest expense decreased $5 million, reflecting seasonally lower salaries and benefits and the benefit of efficiency initiatives and lower regulatory costs, partially offset by higher FDIC insurance costs. Provision for credit losses increased $20 million from second quarter levels, driven largely by higher net charge-offs related to the energy portfolio.

Compared to third quarter 2015, net income increased $17 million, or 12%, as a $51 million increase in total revenue was partially offset by higher noninterest expense and provision for credit losses. Net interest income increased $28 million, or 9%, from third quarter 2015, reflecting the benefit of a $4.7 billion increase in average loans and leases, improved deposit spreads and a $3.2 billion increase in average deposits. Average loan and lease growth was driven by strength in Mid-corporate and Industry Verticals, Commercial Real Estate and Franchise Finance. Noninterest income increased $23 million from third quarter 2015 levels, reflecting strength in capital markets, service charges and fees and interest rate products. Noninterest expense increased $6 million from third quarter 2015, largely reflecting an increase in salaries and employee benefits, FDIC insurance costs and amortization of software, partially offset by lower outside services expense. Provision for credit losses increased $16 million from third quarter 2015 levels, largely reflecting higher net charge-offs in the energy portfolio.

Citizens Financial Group, Inc.

Other(1)				3Q16 change from
($s in millions)	3Q16	2Q16	3Q15	2Q16		3Q15
				$	%	$	%
Net interest income	$(3)	$7	$1	$(10)	(143)%	$(4)	NM
Noninterest income	83	14	18	69	NM	65	NM

Total revenue	80	21	19	59	NM	61	NM
Noninterest expense	36	9	—	27	NM	36	100

Pre-provision profit (loss)	44	12	19	32	NM	25	132
Provision for credit losses	10	42	9	(32)	(76)	1	11

Income (loss) before income tax expense (benefit)	34	(30)	10	64	NM	24	NM
Income tax expense (benefit)	(9)	(19)	3	10	53	(12)	NM

Net income (loss)	$43	$(11)	$7	$54	NM	$36	NM

Average balances
Total loans and leases (2)	$2,592	$3,059	$3,367	$(467)	(15)%	$(775)	(23)%
Total deposits	6,658	7,005	5,859	(347)	(5)%	799	14%

1)	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
2)	Includes held for sale.

Other recorded net income of $43 million in third quarter 2016 compared to a net loss of $11 million in second quarter 2016. The increase was largely driven by the net impact of $15 million in notable items and a $32 million reduction in provision for credit losses. Net interest income of negative $3 million decreased $10 million from second quarter 2016, reflecting higher borrowing costs related to term-debt issuance and lower residual funds transfer pricing. Noninterest income of $83 million increased $69 million from second quarter 2016, largely reflecting the TDR Transaction gain. Noninterest expense increased $27 million, driven by the impact of other notable items. Provision for credit losses of $10 million in third quarter 2016 decreased $32 million from second quarter 2016 and reflected a $3 million reserve build compared with a $25 million reserve build in second quarter 2016. Provision expense also reflects continued reduction in non-core charge-offs.

Other net income in third quarter 2016 increased $36 million from third quarter 2015, driven by the net impact of notable items and an income tax benefit.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Peter Lucht - 781.655.2289

Investors:	Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	8:30 am ET

Dial-in:	(800) 230 1059, conference ID 398961

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations

Replay Information: A replay of the conference call will be available beginning at 10:30 am ET on October 21 through November 21, 2016. Please dial (800) 475-6701 and enter access code 398961. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $147.0 billion in assets as of September 30, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A. and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures

Key Performance Metrics:

Our management team uses certain key performance metrics (“KPMs”) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. In connection with our path to becoming an independent public company, we established the following financial targets, in addition to others, as KPMs. These KPMs are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our Registration Statements on Form S-1 and our periodic reports, which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (“ROTCE”);

Return on average total tangible assets (“ROTA”);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio (Basel III fully phased-in basis).

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Adjusted” results. We believe that these “Adjusted” results, which exclude restructuring charges, special items and/or notable items, as applicable, provide the best representation of our underlying financial progress toward these goals as they exclude items that our management does not consider indicative of our on-going financial performance. We have consistently shown these metrics on this basis to investors since our initial public offering in September of 2014. Adjusted KPMs are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The tables below present reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges, special items and/or notable items, which are included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses. Notable items include certain revenue or expense items that may occur in a reporting period, which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented below include “noninterest income”, “total revenue”, “noninterest expense”, “pre-provision profit”, “income before income tax expense”, “income tax expense”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “other operating expense”, and “net income per average common share”, “return on average common equity” and “return on average total assets”.

Citizens Financial Group, Inc.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges, special items and/or notable items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges, special items and/or notable items. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

		QUARTERLY TRENDS									FOR THE NINE MONTHS ENDED SEPT 30,
							3Q16 Change						2016 Change
		3Q16	2Q16	1Q16	4Q15	3Q15	2Q16		3Q15		2016	2015	2015
							$	%	$	%			$	%
Noninterest income, adjusted:
Noninterest income (GAAP)		$435	$355	$330	$362	$353	$80	23%	$82	23%	$1,120	$1,060	$60	6%
Less: Special items		—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items		67	—	—	—	—	67	100	67	100	67	—	67	100

Noninterest income, adjusted (non-GAAP)		$368	$355	$330	$362	$353	$13	4%	$15	4%	$1,053	$1,060	($7)	(1%)

Total revenue, adjusted:
Total revenue (GAAP)	A	$1,380	$1,278	$1,234	$1,232	$1,209	$102	8%	$171	14%	$3,892	$3,592	$300	8%
Less: Special items		—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items		67	—	—	—	—	67	100	67	100	67	—	67	100

Total revenue, adjusted (non-GAAP)	B	$1,313	$1,278	$1,234	$1,232	$1,209	$35	3%	$104	9%	$3,825	$3,592	$233	6%

Noninterest expense, adjusted:
Noninterest expense (GAAP)	C	$867	$827	$811	$810	$798	$40	5%	$69	9%	$2,505	$2,449	$56	2%
Less: Restructuring charges and special items		—	—	—	—	—	—	—	—	—	—	50	(50)	(100)
Less: Notable items		36	—	—	—	—	36	100	36	100	36	—	36	100

Noninterest expense, adjusted (non-GAAP)	D	$831	$827	$811	$810	$798	$4	—%	$33	4%	$2,469	$2,399	$70	3%

Pre-provision profit, adjusted:
Total revenue, adjusted (non-GAAP)		$1,313	$1,278	$1,234	$1,232	$1,209	$35	3%	$104	9%	$3,825	$3,592	$233	6%
Less: Noninterest expense, adjusted (non-GAAP)		831	827	811	810	798	4	—	33	4	2,469	2,399	70	3

Pre-provision profit, adjusted (non-GAAP)		$482	$451	$423	$422	$411	$31	7%	$71	17%	$1,356	$1,193	$163	14%

Income before income tax expense, adjusted:
Income before income tax expense (GAAP)		$427	$361	$332	$331	$335	$66	18%	$92	27%	$1,120	$932	$188	20%
Less: Income before income tax expense (benefit) related to restructuring charges and special items		—	—	—	—	—	—	—	—	—	—	(50)	50	100

Less: Income before income tax expense (benefit) related to notable items		31	—	—	—	—	31	100	31	100	31	—	31	100

Income before income tax expense, adjusted (non-GAAP)		$396	$361	$332	$331	$335	$35	10%	$61	18%	$1,089	$982	$107	11%

Income tax expense, adjusted:
Income tax expense (GAAP)		$130	$118	$109	$110	$115	$12	10%	$15	13%	$357	$313	$44	14%
Less: Income tax expense (benefit) related to restructuring charges and special items		—	—	—	—	—	—	—	—	—	—	(19)	19	100
Less: Income tax expense (benefit) related to notable items		12	—	—	—	—	12	100	12	100	12	—	12	100

Income tax expense, adjusted (non-GAAP)		$118	$118	$109	$110	$115	$—	—%	$3	3%	$345	$332	$13	4%

Net income, adjusted:
Net income (GAAP)	E	$297	$243	$223	$221	$220	$54	22%	$77	35%	$763	$619	$144	23%
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	—	—	—	—	—	—	31	(31)	(100)
Add: Notable items, net of income tax expense (benefit)		(19)	—	—	—	—	(19)	100	(19)	100	(19)	—	(19)	100

Net income, adjusted (non-GAAP)	F	$278	$243	$223	$221	$220	$35	14%	$58	26%	$744	$650	$94	14%

Net income available to common stockholders, adjusted:
Net income available to common stockholders (GAAP)	G	$290	$243	$216	$221	$213	$47	19%	$77	36%	$749	$612	$137	22%
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	—	—	—	—	—	—	31	(31)	(100)
Add: Notable items, net of income tax expense (benefit)		(19)	—	—	—	—	(19)	100	(19)	100	(19)	—	(19)	100

Net income available to common stockholders, adjusted (non-GAAP)	H	$271	$243	$216	$221	$213	$28	12%	$58	27%	$730	$643	$87	14%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

		QUARTERLY TRENDS											FOR THE NINE MONTHS ENDED SEPT 30,
							3Q16 Change								2016 Change
		3Q16	2Q16	1Q16	4Q15	3Q15	2Q16			3Q15			2016	2015	2015
							$/bps		%	$/bps		%			$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,380	$1,278	$1,234	$1,232	$1,209	$102		7.98%	$171		14.14%	$3,892	$3,592	$300		8.35%
Less: Noninterest expense (GAAP)	C	867	827	811	810	798	40		4.84	69		8.65	2,505	2,449	56		2.29

Operating leverage									3.14%			5.49%					6.06%

Operating leverage, adjusted:
Total revenue, adjusted (non-GAAP)	B	$1,313	$1,278	$1,234	$1,232	$1,209	$35		2.74%	$104		8.60%	$3,825	$3,592	$233		6.49%
Less: Noninterest expense, adjusted (non-GAAP)	D	831	827	811	810	798	4		0.48	33		4.14	2,469	2,399	70		2.92

Operating leverage, adjusted (non-GAAP)									2.26%			4.46%					3.57%

Return on average common equity and return on average common equity, adjusted:
Average common equity (GAAP)	I	$19,810	$19,768	$19,567	$19,359	$19,261	$42		—%	$549		3%	$19,715	$19,352	$363		2%
Return on average common equity	G/I	5.82%	4.94%	4.45%	4.51%	4.40%	88	bps		142	bps		5.08%	4.23%	85	bps
Return on average common equity, adjusted (non-GAAP)	H/I	5.44	4.94	4.45	4.51	4.40	50	bps		104	bps		4.95	4.45	50	bps
Return on average tangible common equity and return on average tangible common equity, adjusted:
Average common equity (GAAP)	I	$19,810	$19,768	$19,567	$19,359	$19,261	$42		—%	$549		3%	$19,715	$19,352	$363		2%
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	—		—	—		—	6,876	6,876	—		—
Less: Average other intangibles (GAAP)		1	2	3	3	4	(1)		(50)	(3)		(75)	2	5	(3)		(60)
Add: Average deferred tax liabilities related to goodwill (GAAP)		509	496	481	468	453	13		3	56		12	495	438	57		13

Average tangible common equity	J	$13,442	$13,386	$13,169	$12,948	$12,834	$56		—%	$608		5%	$13,332	$12,909	$423		3%

Return on average tangible common equity	G/J	8.58%	7.30%	6.61%	6.75%	6.60%	128	bps		198	bps		7.51%	6.34%	117	bps
Return on average tangible common equity, adjusted (non-GAAP)	H/J	8.02	7.30	6.61	6.75	6.60	72	bps		142	bps		7.32	6.67	65	bps
Return on average total assets and return on average total assets, adjusted:
Average total assets (GAAP)	K	$144,399	$142,179	$138,780	$136,298	$135,103	$2,220		2%	$9,296		7%	$141,795	$134,655	$7,140		5%
Return on average total assets	E/K	0.82%	0.69%	0.65%	0.64%	0.65%	13	bps		17	bps		0.72%	0.62%	10	bps
Return on average total assets, adjusted (non-GAAP)	F/K	0.77	0.69	0.65	0.64	0.65	8	bps		12	bps		0.70	0.65	5	bps
Return on average total tangible assets and return on average total tangible assets, adjusted:
Average total assets (GAAP)	K	$144,399	$142,179	$138,780	$136,298	$135,103	$2,220		2%	$9,296		7%	$141,795	$134,655	$7,140		5%
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	—		—	—		—	6,876	6,876	—		—
Less: Average other intangibles (GAAP)		1	2	3	3	4	(1)		(50)	(3)		(75)	2	5	(3)		(60)
Add: Average deferred tax liabilities related to goodwill (GAAP)		509	496	481	468	453	13		3	56		12	495	438	57		13

Average tangible assets	L	$138,031	$135,797	$132,382	$129,887	$128,676	$2,234		2%	$9,355		7%	$135,412	$128,212	$7,200		6%

Return on average total tangible assets	E/L	0.86%	0.72%	0.68%	0.67%	0.68%	14	bps		18	bps		0.75%	0.65%	10	bps
Return on average total tangible assets, adjusted (non-GAAP)	F/L	0.80	0.72	0.68	0.67	0.68	8	bps		12	bps		0.73	0.68	5	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

		QUARTERLY TRENDS											FOR THE NINE MONTHS ENDED SEPT 30,
							3Q16 Change								2016 Change
		3Q16	2Q16	1Q16	4Q15	3Q15	2Q16			3Q15			2016	2015	2015
							$/bps		%	$/bps		%			$/bps		%
Efficiency ratio and efficiency ratio, adjusted:
Efficiency ratio	C/A	62.88%	64.71%	65.66%	65.76%	66.02%	(183	) bps		(314	) bps		64.36%	68.17%	(381	) bps
Efficiency ratio, adjusted (non-GAAP)	D/B	63.31	64.71	65.66	65.76	66.02	(140	) bps		(271	) bps		64.54	66.78	(224	) bps
Tangible book value per common share:
Common shares - at end of period (GAAP)	M	518,148,345	529,094,976	528,933,727	527,774,428	527,636,510	(10,946,631)		(2%)	(9,488,165)		(2%)	518,148,345	527,636,510	(9,488,165)		(2%)
Common stockholders’ equity (GAAP)		$19,934	$19,979	$19,718	$19,399	$19,353	($45)		—	$581		3	$19,934	$19,353	$581		3
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	—		—	—		—	6,876	6,876	—		—
Less: Other intangible assets (GAAP)		1	2	3	3	3	(1)		(50)	(2)		(67)	1	3	(2)		(67)
Add: Deferred tax liabilities related to goodwill (GAAP)		519	507	494	480	465	12		2	54		12	519	465	54		12

Tangible common equity	N	$13,576	$13,608	$13,333	$13,000	$12,939	($32)		—%	$637		5%	$13,576	$12,939	$637		5%

Tangible book value per common share	N/M	$26.20	$25.72	$25.21	$24.63	$24.52	$0.48		2%	$1.68		7%	$26.20	$24.52	$1.68		7%
Net income per average common share - basic and diluted, adjusted:
Average common shares outstanding - basic (GAAP)	O	519,458,976	528,968,330	528,070,648	527,648,630	530,985,255	(9,509,354)		(2%)	(11,526,279)		(2%)	525,477,273	538,279,222	(12,801,949)		(2%)
Average common shares outstanding - diluted (GAAP)	P	521,122,466	530,365,203	530,446,188	530,275,673	533,398,158	(9,242,737)		(2)	(12,275,692)		(2)	527,261,384	540,926,361	(13,664,977)		(3)
Net income available to common stockholders (GAAP)	G	$290	$243	$216	$221	$213	$47		19	$77		36	$749	$612	$137		22
Net income per average common share - basic (GAAP)	G/O	0.56	0.46	0.41	0.42	0.40	0.10		22	0.16		40	1.43	1.14	0.29		25
Net income per average common share - diluted (GAAP)	G/P	0.56	0.46	0.41	0.42	0.40	0.10		22	0.16		40	1.42	1.13	0.29		26
Net income available to common stockholders, adjusted (non-GAAP)	H	271	243	216	221	213	28		12	58		27	730	643	87		14
Net income per average common share - basic, adjusted (non-GAAP)	H/O	0.52	0.46	0.41	0.42	0.40	0.06		13	0.12		30	1.39	1.20	0.19		16
Net income per average common share - diluted, adjusted (non-GAAP)	H/P	0.52	0.46	0.41	0.42	0.40	0.06		13	0.12		30	1.39	1.19	0.20		17
Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 (regulatory)		$13,763	$13,768	$13,570	$13,389	$13,200
Less: Change in DTA and other threshold deductions (GAAP)		—	1	1	2	2

Pro forma Basel III fully phased-in common equity tier 1	Q	$13,763	$13,767	$13,569	$13,387	$13,198

Risk-weighted assets (regulatory general risk weight approach)		$121,612	$119,492	$116,591	$114,084	$112,277
Add: Net change in credit and other risk-weighted assets (regulatory)		228	228	232	244	243

Pro forma Basel III standardized approach risk-weighted assets	R	$121,840	$119,720	$116,823	$114,328	$112,520

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]	Q/R	11.3%	11.5%	11.6%	11.7%	11.7%

1)	Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2019, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

	QUARTERLY TRENDS									FOR THE NINE MONTHS ENDED SEPT 30,
						3Q16 Change						2016 Change
	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16		3Q15		2016	2015	2015
						$	%	$	%			$	%
Other income, adjusted
Other income (GAAP)	$90	$18	$16	$23	$30	$72	NM	$60	200%	$124	$71	$53	75%
Less: Special items	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items	67	—	—	—	—	67	100	67	100	67	—	67	100

Other income, adjusted (non-GAAP)	$23	$18	$16	$23	$30	$5	28%	($7)	(23%)	$57	$71	($14)	(20%)

Salaries and employee benefits, adjusted:
Salaries and employee benefits (GAAP)	$432	$432	$425	$402	$404	$—	—%	$28	7%	$1,289	$1,234	$55	4%
Less: Restructuring charges and special items	—	—	—	(2)	—	—	—	—	—	—	5	(5)	(100)
Less: Notable items	11	—	—	—	—	11	100	11	100	11	—	11	100

Salaries and employee benefits, adjusted (non-GAAP)	$421	$432	$425	$404	$404	($11)	(3%)	$17	4%	$1,278	$1,229	$49	4%

Outside services, adjusted:
Outside services (GAAP)	$102	$86	$91	$104	$89	$16	19%	$13	15%	$279	$267	$12	4%
Less: Restructuring charges and special items	—	—	—	2	—	—	—	—	—	—	24	(24)	(100)
Less: Notable items	8	—	—	—	—	8	100	8	100	8	—	8	100

Outside services, adjusted (non-GAAP)	$94	$86	$91	$102	$89	$8	9%	$5	6%	$271	$243	$28	12%

Occupancy, adjusted:
Occupancy (GAAP)	$78	$76	$76	$74	$75	$2	3%	$3	4%	$230	$245	($15)	(6%)
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	17	(17)	(100)
Less: Notable items	—	—	—	—	—	—	—	—	—	—	—	—	—

Occupancy, adjusted (non-GAAP)	$78	$76	$76	$74	$75	$2	3%	$3	4%	$230	$228	$2	1%

Equipment expense, adjusted:
Equipment expense (GAAP)	$65	$64	$65	$67	$62	$1	2%	$3	5%	$194	$190	$4	2%
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	1	(1)	(100)
Less: Notable items	—	—	—	—	—	—	—	—	—	—	—	—	—

Equipment expense, adjusted (non-GAAP)	$65	$64	$65	$67	$62	$1	2%	$3	5%	$194	$189	$5	3%

Amortization of software, adjusted:
Amortization of software (GAAP)	$46	$41	$39	$38	$35	$5	12%	$11	31%	$126	$108	$18	17%
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items	3	—	—	—	—	3	100	3	100	3	—	3	100

Amortization of software, adjusted (non-GAAP)	$43	$41	$39	$38	$35	$2	5%	$8	23%	$123	$108	$15	14%

Other operating expense, adjusted:
Other operating expense (GAAP)	$144	$128	$115	$125	$133	$16	13%	$11	8%	$387	$405	($18)	(4%)
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	3	(3)	(100)
Less: Notable items	14	—	—	—	—	14	100	14	100	14	—	14	100

Other operating expense, adjusted (non-GAAP)	$130	$128	$115	$125	$133	$2	2%	($3)	(2%)	$373	$402	($29)	(7%)

Restructuring charges, special expense items and notable expense items include:
Restructuring charges	$—	$—	$—	$—	$—	$—	—%	$—	—%	$—	$26	($26)	(100)%
Special items	—	—	—	—	—	—	—	—	—	—	24	(24)	(100)
Notable items	36	—	—	—	—	36	100	36	100	36	—	36	100

Restructuring charges, special expense items and notable expense items	$36	$—	$—	$—	$—	$36	100%	$36	100%	$36	$50	($14)	(28%)

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations – segments

($s in millions)

		THREE MONTHS ENDED SEPT 30,				THREE MONTHS ENDED JUNE 30,
		2016				2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$92	$162	$43	$297	$90	$164	($11)	$243
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$92	$162	$36	$290	$90	$164	($11)	$243

Return on average tangible common equity:
Average common equity (GAAP)		$5,190	$5,172	$9,448	$19,810	$5,110	$5,040	$9,618	$19,768
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	509	509	—	—	496	496

Average tangible common equity	C	$5,190	$5,172	$3,080	$13,442	$5,110	$5,040	$3,236	$13,386

Return on average tangible common equity	B/C	7.04%	12.50%	NM	8.58%	7.09%	13.04%	NM	7.30%
Return on average total tangible assets:
Average total assets (GAAP)		$56,689	$47,902	$39,808	$144,399	$55,660	$47,388	$39,131	$142,179
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	509	509	—	—	496	496

Average tangible assets	D	$56,689	$47,902	$33,440	$138,031	$55,660	$47,388	$32,749	$135,797

Return on average total tangible assets	A/D	0.64%	1.35%	NM	0.86%	0.65%	1.39%	NM	0.72%
Efficiency ratio:
Noninterest expense (GAAP)	E	$650	$181	$36	$867	$632	$186	$9	$827
Net interest income (GAAP)		621	327	(3)	945	602	314	7	923
Noninterest income (GAAP)		229	123	83	435	219	122	14	355

Total revenue (GAAP)	F	$850	$450	$80	$1,380	$821	$436	$21	$1,278

Efficiency ratio	E/F	76.46%	40.21%	NM	62.88%	76.98%	42.88%	NM	64.71%

		THREE MONTHS ENDED MAR 31,				THREE MONTHS ENDED DEC 31,
		2016				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$71	$133	$19	$223	$67	$152	$2	$221
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$71	$133	$12	$216	$67	$152	$2	$221

Return on average tangible common equity:
Average common equity (GAAP)		$5,089	$4,790	$9,688	$19,567	$4,831	$4,787	$9,741	$19,359
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	481	481	—	—	468	468

Average tangible common equity	C	$5,089	$4,790	$3,290	$13,169	$4,831	$4,787	$3,330	$12,948

Return on average tangible common equity	B/C	5.59%	11.19%	NM	6.61%	5.50%	12.57%	NM	6.75%
Return on average total tangible assets:
Average total assets (GAAP)		$55,116	$45,304	$38,360	$138,780	$54,065	$43,835	$38,398	$136,298
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	481	481	—	—	468	468

Average tangible assets	D	$55,116	$45,304	$31,962	$132,382	$54,065	$43,835	$31,987	$129,887

Return on average total tangible assets	A/D	0.52%	1.18%	NM	0.68%	0.49%	1.37%	NM	0.67%
Efficiency ratio:
Noninterest expense (GAAP)	E	$616	$187	$8	$811	$624	$180	$6	$810
Net interest income (GAAP)		581	300	23	904	565	301	4	870
Noninterest income (GAAP)		208	99	23	330	226	107	29	362

Total revenue (GAAP)	F	$789	$399	$46	$1,234	$791	$408	$33	$1,232

Efficiency ratio	E/F	78.08%	46.74%	NM	65.66%	78.85%	44.02%	NM	65.76%

		THREE MONTHS ENDED SEPT 30,
		2015
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$68	$145	$7	$220
Less: Preferred stock dividends		—	—	7	7

Net income available to common stockholders	B	$68	$145	$—	$213

Return on average tangible common equity:
Average common equity (GAAP)		$4,791	$4,722	$9,748	$19,261
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	453	453

Average tangible common equity	C	$4,791	$4,722	$3,321	$12,834

Return on average tangible common equity	B/C	5.67%	12.24%	NM	6.60%
Return on average total tangible assets:
Average total assets (GAAP)		$53,206	$43,113	$38,784	$135,103
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	453	453

Average tangible assets	D	$53,206	$43,113	$32,357	$128,676

Return on average total tangible assets	A/D	0.51%	1.34%	NM	0.68%
Efficiency ratio:
Noninterest expense (GAAP)	E	$623	$175	$—	$798
Net interest income (GAAP)		556	299	1	856
Noninterest income (GAAP)		235	100	18	353

Total revenue (GAAP)	F	$791	$399	$19	$1,209

Efficiency ratio	E/F	78.72%	43.75%	NM	66.02%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations – segments

($s in millions)

		FOR THE NINE MONTHS ENDED SEPT 30,
		2016				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$253	$459	$51	$763	$195	$427	($3)	$619
Less: Preferred stock dividends		—	—	14	14	—	—	7	7

Net income available to common stockholders	B	$253	$459	$37	$749	$195	$427	($10)	$612

Return on average tangible common equity:
Average common equity (GAAP)		$5,130	$5,001	$9,584	$19,715	$4,708	$4,625	$10,019	$19,352
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	495	495	—	—	438	438

Average tangible common equity	C	$5,130	$5,001	$3,201	$13,332	$4,708	$4,625	$3,576	$12,909

Return on average tangible common equity	B/C	6.58%	12.27%	NM	7.51%	5.55%	12.35%	NM	6.34%
Return on average total tangible assets:
Average total assets (GAAP)		$55,825	$46,869	$39,101	$141,795	$52,438	$42,451	$39,766	$134,655
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	495	495	—	—	438	438

Average tangible assets	D	$55,825	$46,869	$32,718	$135,412	$52,438	$42,451	$33,323	$128,212

Return on average total tangible assets	A/D	0.60%	1.31%	NM	0.75%	0.50%	1.35%	NM	0.65%
Efficiency ratio:
Noninterest expense (GAAP)	E	$1,898	$554	$53	$2,505	$1,832	$529	$88	$2,449
Net interest income (GAAP)		1,804	941	27	2,772	1,633	861	38	2,532
Noninterest income (GAAP)		656	344	120	1,120	684	308	68	1,060

Total revenue (GAAP)	F	$2,460	$1,285	$147	$3,892	$2,317	$1,169	$106	$3,592

Efficiency ratio	E/F	77.15%	43.15%	NM	64.36%	79.07%	45.26%	NM	68.17%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ, materially, from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	management’s ability to identify and manage these and other risks.

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on February 26, 2016.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR